Exhibit 5.1

Gibson, Dunn & Crutcher LLP 555 Mission Street San Francisco, CA 94105-0921 Tel 415.393.8200 www.gibsondunn.com

March 16, 2021

StepStone Group Inc.

450 Lexington Avenue, 31st Floor

New York, New York 10017

Re:	StepStone Group Inc.

Registration Statement on Form S-1

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 (the “Registration Statement”) of StepStone Group Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the selling stockholders of the Company identified in the Registration Statement (the “Selling Stockholders”) of up to 9,200,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Class A Common Stock”). The Shares include shares of Class A Common Stock that may be purchased by the underwriters from the Selling Stockholders upon the exercise of the option to purchase additional shares of Class A Common Stock.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Class A Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when the Shares have been duly issued in exchange for certain Class B Units of StepStone Group LP, a Delaware limited partnership, held by the Selling Stockholders, as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

Beijing • Brussels • Century City • Dallas • Denver • Dubai • Frankfurt • Hong Kong • Houston • London • Los Angeles • Munich

New York • Orange County • Palo Alto • Paris • San Francisco • São Paulo • Singapore • Washington, D.C.

March 16, 2021

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Class A Common Stock” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP